Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SALLY BEAUTY HOLDINGS, INC.

Sally Beauty Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

1.             That paragraphs (a) and (b) of Article FIFTH of the Second Amended and Restated Certificate of Incorporation of the Corporation are hereby amended in their entirety to read as follows:

(a)     The directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall until the election of directors at the 2016 annual meeting of stockholders be divided into three classes:  Class I, Class II and Class III.  Commencing at the 2014 annual meeting of stockholders and for all subsequent annual meetings of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders.  Commencing with the 2016 annual meeting of stockholders, the classification of the board of directors shall cease and all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders or until their earlier death, resignation, removal or disqualification.

(b)     Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, until the 2016 annual meeting of stockholders, any director may be removed at any time, but only for cause, upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote for the election of directors.  Subject to the rights of holders of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, from and after the 2016 annual meeting of stockholders, directors may be removed at any time with or without cause upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote for the election of directors.

2.             That the foregoing amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature on following page]

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer this 30th day of January, 2014.

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Matthew O. Haltom
Matthew O. Haltom
Senior Vice President, General Counsel and Secretary